Exhibit 5.1

[Letterhead of UnitedHealth Group]

December 26, 2007

Board of Directors

UnitedHealth Group Incorporated

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

I am delivering this opinion to you in my capacity as Deputy General Counsel to UnitedHealth Group Incorporated, a Minnesota corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of up to $250,000,000 in aggregate principal amount of the Company’s 5.125% Notes due November 15, 2010 (the “2010 Exchange Notes”), $450,000,000 in aggregate principal amount of the Company’s 5.500% Notes due November 15, 2012 (the “2012 Exchange Notes”), $250,000,000 in aggregate principal amount of the Company’s 6.000% Notes due November 15, 2017 (the “2017 Exchange Notes”), and $650,000,000 in aggregate principal amount of the Company’s 6.625% Notes due November 15, 2037 (the “2037 Exchange Notes” and, together with the 2010 Exchange Notes, the 2012 Exchange Notes and the 2017 Exchange Notes, the “Exchange Notes”) in exchange for up to $250,000,000 in aggregate principal amount of the Company’s 5.125% Notes due November 15, 2010 (the “2010 Initial Notes”), $450,000,000 in aggregate principal amount of the Company’s 5.500% Notes due November 15, 2012 (the “2012 Initial Notes”), $250,000,000 in aggregate principal amount of the Company’s 6.000% Notes due November 15, 2017 (the “2017 Initial Notes”), and $650,000,000 in aggregate principal amount of the Company’s 6.625% Notes due November 15, 2037 (the “2037 Initial Notes” and, together with the 2010 Initial Notes, the 2012 Initial Notes and the 2017 Initial Notes, the “Initial Notes”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, I and members of the Company’s legal department have examined copies of the following documents (the “Documents”):

1.	An executed copy of the Registration Statement.

2.	An executed copy of the Senior Debt Securities Indenture dated as of November 15, 1998, as amended by an Amendment to Indenture, dated as of November 6, 2000 (the “Indenture”), by and between the Company and Wilmington Trust Company, as successor trustee (the “Trustee”).

3.	The Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the Trustee, dated December 26, 2007.

4.	The Articles of Incorporation of the Company with amendments thereto, as certified by the Secretary of State of the State of Minnesota on December 26, 2007.

5.	The bylaws of the Company.

6.	Certain resolutions of the Board of Directors of the Company adopted at a meeting held on October 30, 2007, relating to, among other things, authorization of the Initial Notes, the Exchange Notes, the Indenture, the Registration Rights Agreement and arrangements in connection therewith.

7.	Certain resolutions of the Board of Directors of the Company adopted at a meeting held on October 30, 2007, authorizing and approving of the preparation and filing of the Registration Statement.

8.	The Purchase Agreement dated November 14, 2007 (the “Purchase Agreement”), by and among the Company and J.P. Morgan Securities Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as initial purchasers (the “Initial Purchasers”).

9.	The Registration Rights Agreement dated November 19, 2007 (the “Registration Rights Agreement”), by and among the Company and the Initial Purchasers.

In my examination of the aforesaid documents, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to me, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to me as copies (including facsimile and other electronic copies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, I assume for purposes of this opinion that the Trustee is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed, and delivered by the Trustee and constitutes the valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

This opinion letter is based as to matters of law solely on applicable provisions of the laws of the State of Minnesota, as currently in effect, and, with respect to the Indenture, Purchase Agreement and Registration Rights Agreement, the applicable provisions of the laws of the State of New York. I express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

Based upon, subject to and limited by the foregoing, I am of the opinion that: (i) following the effectiveness of the Registration Statement and receipt by the Company of the Initial Notes in exchange for the Exchange Notes as specified in the resolutions of the Board of Directors of the Company referred to above and as contemplated by the Purchase Agreement and the Registration Rights Agreement, and (ii) assuming due execution, authentication, issuance and delivery of the Exchange Notes as provided in the Indenture, the Exchange Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions expressed above relating to the enforceability of the Exchange Notes may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other laws regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and may be limited by the exercise of judicial discretion and the application of principles of equity including, without limitation, requirements of good faith, fair dealing, conscionability and materiality (regardless of whether enforcement is considered in a proceeding in equity or at law).

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. I assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the law of New York, I have relied upon the opinion of Hogan & Hartson LLP, Special Counsel of the Company.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/  Dannette L. Smith